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For Immediate Release

News Release
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CONTACTS:

Cliff Bowers                     Dan Yarbrough              Tyler Mason
AMZ Investor/Media Relations     PHS Investor Relations     PHS Media Relations
Cliff.Bowers@eAMS.com            Dan.Yarbrough@phs.com      Tyler.Mason@phs.com
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(920) 661-2766                   (714) 226-3540             (714) 226-3530

                  American Medical Security Group Shareholders
                         Approve Merger with PacifiCare

         GREEN BAY, Wis.- December 2, 2004 - Shareholders of American Medical Security Group, Inc. (NYSE:AMZ) (AMS) today approved the company's proposed merger with PacifiCare Health Systems, Inc. (NYSE:PHS).
         Approximately 61.4% of the shares of the company's common stock outstanding at the close of business on the record date of October 27, 2004, and entitled to vote at the special meeting of the company's shareholders held today was cast in favor of approving the proposed merger. An affirmative vote of the majority of these shares was required in order to approve the merger.
         The company expects the merger to be completed promptly after all other closing conditions, including regulatory matters, are satisfied. On December 1, 2004, the Office of the Commissioner of Insurance for the State of Wisconsin issued an order approving the proposed merger.
         American Medical Security Group, through its operating subsidiaries, markets health-care benefits and insurance products to small businesses, families and individuals. Insurance products of American Medical Security Group are underwritten by American Medical Security Life Insurance Company. AMS serves customers nationwide through partnerships with professional, independent agents and quality health care providers.
         PacifiCare Health Systems is one of the nation's largest consumer health organizations with more than 3 million health plan members and approximately 10 million specialty plan members nationwide. PacifiCare offers individuals, employers and Medicare beneficiaries a variety of consumer-driven health care and life insurance products. Currently, more than 99 percent of PacifiCare's commercial health plan members are enrolled in plans that have received Excellent Accreditation by the National Committee for Quality Assurance (NCQA). PacifiCare's specialty operations include behavioral health, dental and vision, and complete pharmacy and medical management through its wholly owned subsidiary, Prescription Solutions. More information on PacifiCare Health Systems is available at pacificare.com.

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Cautionary Statement: Some of the statements contained in this press release concerning the proposed merger are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements express expectations for or about the future, rather than historical fact. Forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such statements. Such risks and uncertainties include, among others, the timing (including any possible delays) and receipt of regulatory approvals (including any conditions, limitations or restrictions placed on these approvals) of the proposed merger, and the risk that one or more governmental agencies may deny approval of the proposed merger; and other factors that may be referred to in the reports filed by AMS and PacifiCare with the Securities and Exchange Commission from time to time. Forward-looking statements made in this press release express expectations only as of the date they are made. Neither AMS nor PacifiCare undertakes any obligation to update or revise such statements as a result of new information or future events.